Exhibit No. 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of Altria Group, Inc. of our report dated 13 March 2019 (23 April 2019 as to the adoption of IFRS 16 Leases and the retrospective adjustments for changes in the composition of reportable segment as described in Note 5 to the financial statements), relating to the 2018 and 2017 financial statements of Anheuser-Busch InBev SA/NV, which is incorporated by reference in Altria Group, Inc.’s Annual Report on Form 10‑K/A Amendment No. 1 for the year ended 31 December 2019.
Zaventem, Belgium, 20 May 2020

/s/ Joël Brehmen
Deloitte Bedrijfsrevisoren/Réviseurs d’Entreprises CVBA/SCRL
Represented by Joël Brehmen